UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 24, 2014

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Lockheed Martin Corporation held its Annual Meeting of Stockholders on April 24, 2014. Of the 319,268,892 shares outstanding and entitled to vote, 289,879,021 shares were represented at the meeting, or a 90.79% quorum. The final results of voting for each matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1 – Election of Directors

Elected the following twelve individuals to the Board of Directors to serve as directors until the Annual Meeting of Stockholders in 2015 and until their successors have been duly elected and qualified:

	Votes Cast For	Votes Cast Against	Votes Cast Abstain	Broker Non-Votes
Daniel F. Akerson	258,004,541	5,309,807	3,560,318	23,004,355
Nolan D. Archibald	257,590,687	5,786,790	3,497,189	23,004,355
Rosalind G. Brewer	257,298,875	6,201,208	3,373,947	23,004,355
David B. Burritt	259,532,893	3,872,204	3,468,221	23,004,355
James O. Ellis, Jr.	259,218,085	4,291,213	3,357,932	23,004,355
Thomas J. Falk	259,247,916	3,946,137	3,673,144	23,004,355
Marillyn A. Hewson	258,411,086	5,434,530	3,021,581	23,004,355
Gwendolyn S. King	255,304,982	7,800,401	3,761,814	23,004,355
James M. Loy	238,361,067	25,074,016	3,439,583	23,044,355
Douglas H. McCorkindale	255,785,095	7,201,751	3,887,820	23,004,355
Joseph W. Ralston	239,114,271	24,386,438	3,373,957	23,004,355
Anne Stevens	257,149,999	6,459,844	3,264,823	23,004,355

Proposal 2 – Ratification of Appointment of Independent Auditors

Ratified the appointment of Ernst & Young LLP as the Corporation’s independent auditors for the year ended December 31, 2014. There were 283,762,999 votes for the appointment, 3,907,042 votes against the appointment, and 2,208,914 abstentions.

Proposal 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say-on-Pay”)

Approved, on an advisory basis (non-binding), the compensation of the Corporation’s named executive officers as described in the Compensation Discussion and Analysis and the accompanying tables in our 2014 proxy statement. There were 245,717,534 votes for the proposal, 16,720,636 votes against the proposal, 4,436,496 abstentions, and 23,004,355 broker non-votes.

Proposal 4 – Management Proposal to Amend the Corporation’s Amended and Restated 2011 Incentive Performance Award Plan to Authorize and Reserve 4,000,000 Additional Shares

Approved a proposal by management to authorize and reserve an additional 4,000,000 shares for use in the Corporation’s Amended and Restated 2011 Incentive Performance Award Plan (the “2011 IPA Plan”). The 2011 IPA Plan is a stockholder approved incentive compensation plan which authorizes an independent committee of the Board to award stock options, restricted stock, stock appreciation rights, stock units and cash-based performance awards to key employees for the purpose of attracting, motivating, retaining and rewarding talented and experienced employees. There were 244,010,538 votes for the proposal, 18,965,359 votes against the proposal, 3,898,248 abstentions and 23,004,355 broker non-votes.

Proposal 5 – Stockholder Proposal by John Chevedden

Rejected a stockholder proposal requesting that the Board of Directors undertake such steps as are necessary to permit action by written consent by stockholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all the stockholders entitled to vote thereon were present and voting. There were 103,256,264 votes for the proposal, 158,741,463 votes against the proposal, 4,874,490 abstentions and 23,004,355 broker non-votes.

Proposal 6 – Stockholder Proposal by the American Federation of Labor and Congress of Industrial Organizations Reserve Fund

Rejected a stockholder proposal requesting that the Board of Directors adopt a policy requiring that the Corporation’s senior executives retain at least 75% (net after-tax) of any shares acquired by such executives under the Corporation’s equity compensation programs until reaching normal retirement age. There were 56,614,257 votes for the proposal, 206,098,045 votes against the proposal, 4,160,716 abstentions and 23,004,355 broker non-votes.

Proposal 7 – Stockholder Proposal by the City of New York Pension Funds

The Comptroller of the City of New York, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System requesting that the Board of Directors amend Lockheed’s Clawback Policy for Executive Incentive Compensation to provide that the Board’s Management Development and Compensation Committee (the “Committee”) is to (a) review, and determine whether to seek recoupment of, incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, (i) there has been misconduct resulting in a violation of law or Lockheed policy that causes significant financial or reputational harm to Lockheed and (ii) the senior executive either committed the misconduct or failed in his or her responsibility to manage or monitor conduct or risks; and (b) disclose to shareholders the circumstances of any recoupment. On April 14, 2014 the Comptroller of the City of New York sent Lockheed Martin a letter stating that the Comptroller was withdrawing the proposal. No representative of the Comptroller of the City of New York appeared at the Annual Meeting and the proposal was not presented.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By	/s/ Stephen M. Piper
Stephen M. Piper
Vice President and Associate General Counsel

April 25, 2014